                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                 ISOMEDIX INC.

                                       BY

                         STERIS ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                               STERIS CORPORATION

                                       AT

                              $20.50 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAY-LIGHT SAVING TIME, ON TUESDAY, SEPTEMBER 16, 1997, UNLESS THE OFFER IS
EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is conditioned upon, among other things, there being validly tendered a number of Shares which, when added to the Shares beneficially owned by the Parent, would represent at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase. The Offer is not conditioned on the receipt of financing.
                                      ---

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to Smith Barney Inc., the Dealer Manager, or to Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                      ------------------------------------

                      The Dealer Manager for the Offer is:

                               Smith Barney Inc.
                                August 18, 1997

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Section 1.     Terms of the Offer........................................................    2
Section 2.     Procedures for Tendering Shares...........................................    3
Section 3.     Withdrawal Rights.........................................................    6
Section 4.     Acceptance for Payment and Payment........................................    7
Section 5.     Certain Federal Income Tax Consequences...................................    8
Section 6.     Price Range of Shares; Dividends on the Shares............................    8
Section 7.     Effect of the Offer on the Market for the Shares; Exchange Act
               Registration; Margin Regulations..........................................    9
Section 8.     Certain Information Concerning the Company................................    9
Section 9.     Certain Information Concerning the Parent and the Purchaser...............   11
Section 10.    Source and Amount of Funds................................................   14
Section 11.    Background of the Offer...................................................   14
Section 12.    Purpose of the Offer; Plans for the Company...............................   17
Section 13.    The Merger................................................................   18
Section 14.    Certain Conditions of the Offer...........................................   27
Section 15.    Certain Legal Matters.....................................................   28
Section 16.    Fees and Expenses.........................................................   30
Section 17.    Miscellaneous.............................................................   31

SCHEDULE I
Directors and Executive Officers of the Parent and the Purchaser.........................   32

TO THE HOLDERS OF SHARES OF ISOMEDIX INC.:

     STERIS Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of STERIS CORPORATION, an Ohio corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share, and the associated preferred stock purchase rights (together with the rights, the "Shares"), of Isomedix Inc., a Delaware corporation (the "Company"), at a price of $20.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Smith Barney Inc. ("Smith Barney"), as Dealer Manager (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 12, 1997 (the "Merger Agreement"), among the Purchaser, the Parent and the Company. The Merger Agreement provides, among other things, for the merger of the Purchaser with and into the Company (the "Merger") following the purchase of Shares pursuant to the Offer. In the Merger, each outstanding Share (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held as treasury shares by the Company, and Shares owned by shareholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $20.50 per Share net in cash. See Section 13.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is subject to the fulfillment of a number of conditions (the "Offer Conditions"), including, among other things, there being validly tendered a number of Shares which, when added to the Shares beneficially owned by the Parent, constitutes at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). For purposes of this Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares that the Company is then required to issue pursuant to obligations outstanding at that date under the Company's employee stock option plans, warrant plan for directors, employee stock purchase plan or otherwise (assuming all such options and warrants are then exercisable).

     As of the date of the Offer, the Parent beneficially owns no Shares.

     According to representations made by the Company in the Merger Agreement, as of March 21, 1997, (i) 6,430,298 Shares were issued and outstanding, (ii) 1,044,200 Shares were reserved for future issuance upon exercise of outstanding employee stock options and director warrants, and (iii) 71,022 Shares were reserved for future issuance under the employee stock purchase plan. According to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (the "Company 10-Q"), there were 710,770 Shares held by the Company in treasury, at cost, as of June 30, 1997.

     Certain other Offer Conditions are described in Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the Offer Conditions. See Sections 14 and 15. The Offer is not conditioned on the receipt of financing.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern Daylight Saving Time, on Tuesday, September 16, 1997, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER OFFER CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     The Merger Agreement provides that, at the Company's request, the Purchaser will extend the Expiration Date from time to time for up to an aggregate of ten business days following the Expiration Date if the Minimum Condition is not fulfilled prior to 5:00 p.m. on the Expiration Date. The Merger Agreement also provides that, in the event that the Parent would be entitled to terminate the Offer due to the failure of certain Offer Conditions, not including the Minimum Condition, and it is reasonably likely that such failure can be cured on or before October 14, 1997, the Parent will give the Company notice thereof and, at the request of the Company, extend the Offer until the earlier of (1) such time as such condition is or conditions are satisfied or waived and (2) the date chosen by the Company which shall not be later than the earlier of (x) October 14, 1997 or (y) the earliest date on which the Company reasonably believes such condition or conditions will be satisfied; provided that, if such condition or conditions are not satisfied by any date chosen by the Company pursuant to this clause (y), the Company may request further extensions of the Offer not beyond October 14, 1997. In addition, the Merger Agreement provides that the Purchaser may, in its discretion, extend the Expiration Date to the extent required by applicable law or if the Minimum Condition or other Offer Conditions are not satisfied. Extension of the Expiration Date would delay the acceptance for payment of and the payment for any Shares. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If, by the Expiration Date (including any extension required by the Merger Agreement), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied Offer Conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date (except that the Purchaser may not, without the consent of the Company, accept for payment any Shares so tendered unless the Minimum Condition has been satisfied), (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer. The Merger Agreement provides that the Purchaser may not decrease the price payable in the Offer, change the form of consideration payable in the Offer, change the Offer Conditions, impose additional conditions, or change any other terms of the Offer in a manner adverse to the holders of the Shares, except that the Purchaser may extend the Expiration Date to the extent required by applicable law or if the Offer Conditions are not satisfied.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 14. There can be no assurance that the Purchaser will exercise its right to extend the Offer beyond the period required by the Merger Agreement. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, or the first opening of the New York Stock Exchange (the "NYSE") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Co. and Philadelphia Depository Trust Co. (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 15, 1997. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 16, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 15. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder of the same class pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent, or to one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. In addition, any gain on the sale of Shares by an individual may be taxed at the maximum rate of 20%, if, as of the date of sale, the Shares were held by such individual for more than 18 months.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed on the NYSE under the symbol ISO. The following table sets forth the high and low closing sales prices per Share as reported on the NYSE Composite tape, together with the per Share dividends paid by the Company as reported in publicly available sources.

                                                             HIGH       LOW       DIVIDENDS
                                                            ------     ------     ---------
        1995: First quarter...............................  $17.50     $12.88       $0.00
          Second quarter..................................   15.75      13.50        0.00
          Third quarter...................................   14.88      12.75        0.00
          Fourth quarter..................................   15.38      13.13        0.00
        1996: First quarter...............................  $16.13     $14.00       $0.00
          Second quarter..................................   16.00      13.88        0.00
          Third quarter...................................   15.13      13.38        0.00
          Fourth quarter..................................   14.63      12.63        0.00
        1997: First quarter...............................  $14.63     $12.13       $0.00
          Second quarter..................................   17.20      12.50        0.00

     On August 11, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing sale price for the Shares was $19.38 per Share. On August 15, 1997, the last full trading day before commencement of the Offer, the closing sale price for the Shares was $20.25 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
           REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending on the number of Shares purchased in the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of persons holding of record or in street name of at least 100 shares should fall below 1,200, (ii) the number of publicly held Shares (exclusive of holdings of officers, directors, members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or (iii) the aggregate market value of publicly held Shares should fall below $5,000,000. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company 10-K") there were approximately 476 holders of record of Shares as of December 31, 1996. If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders, the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

SECTION 8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 11 Apollo Drive, Whippany, New Jersey 07981. The Company's principal line of business is providing contract sterilization services to manufacturers of pre-packaged products, such as healthcare and certain consumer products.

     The Company has a network of eleven gamma facilities, five ethylene oxide facilities (four of which are combined gamma/ethylene oxide facilities), and one electron beam facility in the United States, Canada and Puerto Rico.

     Although gamma radiation is the preferred method of sterilization of healthcare and certain consumer products, there is a continuing demand for contract ethylene oxide sterilization of those products which cannot tolerate exposure to radiation. In recognition of a market opportunity for technologically advanced ethylene oxide sterilization services, the Company commenced the development of an ethylene oxide sterilization program in 1988 and by February 1990 had two state-of-the-art ethylene oxide sterilization facilities operational. In January 1993, another ethylene oxide facility commenced operations at the Company's gamma radiation facility in Northborough, Massachusetts. In December 1995, the Company purchased an existing ethylene oxide sterilization facility in Temecula, California, from an unrelated party. The addition of an ethylene oxide sterilization program has enabled the Company to offer many customers a single source for most or all of their sterilization requirements. The Company believes that its ethylene oxide technology offers technical, environmental and worker safety advantages which are currently unavailable at many existing ethylene oxide sterilization facilities in the United States.

     On May 29, 1997, the Company announced that the State of Hawaii had made a commitment to spend $2 million to support a new gamma irradiation facility to be built by the Company for the purpose of sterilizing exotic fruit to be exported by the State.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and the Company 10-Q. More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."
                                 ISOMEDIX INC.

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                            SIX MONTHS ENDED             FISCAL YEAR ENDED
                                                JUNE 30,                    DECEMBER 31,
                                          --------------------    --------------------------------
                                            1997        1996        1996        1995        1994
                                          --------    --------    --------    --------    --------
INCOME STATEMENT DATA:
  Sales.................................   $25,588     $22,355     $45,233     $42,122     $43,065
  Income before extraordinary items.....     4,237       3,259       4,318       7,300       8,817
  Net income............................     4,237       3,259       4,318       7,300       8,817
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................    15,707      28,068      27,225      27,945      23,844
  Total assets..........................   113,703     113,669     115,620     112,024     106,590
  Total assets less deferred research
     and development charges and excess
     cost of assets acquired over book
     value..............................   113,703     112,957     115,620     111,298     105,836
  Long-term debt........................     7,900       8,500       8,000       8,600       9,100
  Shareholders' equity..................    92,893      93,506      94,360      92,173      85,740
PER SHARE:
  Income per common share before
     extraordinary items................      0.63        0.45        0.60        1.01        1.20
  Net income per common share (and
     common share equivalent)...........      0.63        0.45        0.60        1.01        1.20
  Net income per share on fully diluted
     basis..............................      0.63        0.45        0.60        1.01        1.20

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of NYSE, 20 Broad Street, New York, New York 10005. Such material should also be available on-line through EDGAR.

     Company Information. The information concerning the Company contained in this Offer to Purchase has been supplied by the Company for inclusion herein or has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE PURCHASER

     The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of the Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The Parent is an Ohio corporation. The principal executive offices of the Parent and the Purchaser are located at 5960 Heisley Road, Mentor, Ohio 44060.

     Description of Business. The Parent develops, manufactures, markets, and services infection prevention, contamination prevention, and surgical support systems, products and technologies for healthcare, scientific, research, and industrial Customers throughout the world. The Parent is focused on helping Customers address today's trends in the healthcare and scientific industries. The healthcare industry is changing rapidly due to the explosive growth of minimally invasive surgical and diagnostic procedures; heightened public and professional awareness and concern for the increasing number of transmittable and antibiotic-resistant infectious diseases; the shifting of patient care from acute care hospital settings to alternative care facilities; and the overall need to reduce the cost of healthcare delivery. These trends have expanded the demand for rapid, safe, and efficient infection prevention systems for critical tasks such as the sterile processing of devices and the handling, decontamination, destruction, and disposal of potentially infectious biohazardous waste. In the scientific industry, the market is expanding as pharmaceutical, biotech, and other FDA-regulated manufacturers are under increasing pressure to adhere to stricter guidelines for the validation and control of their antimicrobial processes, as well as the trend towards global standardization of protocols.

     The Parent has approximately 4,000 Associates (employees) worldwide, including 1,200 direct sales, service, and field support personnel. Customer Support facilities are located in major global market centers with manufacturing operations in the United States, Canada, Germany, and Finland.

     Principal Products and Services. Through a consistent strategic plan, a focused research and development effort, and several business acquisitions, the Parent has emerged as a market leader in low temperature sterilization, high temperature sterilization, washing and decontamination systems, surgical tables, surgical lights, and consumables. The Parent has expanded from its original narrow product line to become a multi-faceted global organization that serves healthcare, scientific, research, and industrial markets.

     INFECTION PREVENTION. Infection Prevention products are used by Customers to significantly reduce or eliminate microbial contamination of surfaces with which human contact might occur. The Parent provides complete infection prevention material processing systems, including products used for cleaning, decontaminating, disinfecting, sterilizing, drying, and aerating medical instruments, devices, chemicals, and packaging. The Parent's infection prevention systems support cost containment, productivity increases, and risk reduction in a wide variety of healthcare, scientific, industrial, and research settings through process standardization, automatic monitoring and documentation, processing site flexibility, and reduction in processing time.

     SURGICAL SUPPORT. The Parent's Surgical Support product line includes general and specialty surgical tables, surgical and examination lights, operating room (OR) storage cabinets, fluid waste management systems, warming cabinets, scrub sinks, and other complementary products and accessories for hospital and non-hospital ORs. Surgical tables, lights, and stainless steel OR products are used in both hospital and non-hospital settings.

     SCIENTIFIC AND INDUSTRIAL. Scientific and Industrial contamination prevention and control products and services are used in the pharmaceutical, biotechnology, medical device, research, and industrial markets worldwide. These products and services assist Customers in assuring sterility and other microbial reduction processes while meeting regulatory and validation requirements. The Parent provides complete contamination prevention systems including high temperature and low temperature sterilizers, high purity water systems and lyophilizers (freeze drying systems), high level disinfection and surface decontamination systems, and process monitoring products.

     MANAGEMENT SERVICES. The Parent provides after-sale field service for a wide variety of clinical and scientific equipment. The Parent's service technicians focus on the management and servicing of sophisticated clinical equipment, including surgical, laboratory, and diagnostic imaging equipment sold by third-party manufacturers.

     Set forth below is a summary of certain consolidated financial information with respect to the Parent and its subsidiaries excerpted or derived from the information contained in the Parent's Annual Report on Form 10-K for the year ended March 31, 1997 (the "Parent 10-K"), and the Parent's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and 1997 (the "Parent 10-Qs"). More comprehensive financial information is included in the complete financial statements of the Parent contained in the Parent 10-K and the Parent 10-Qs on file with the Commission, and such financial statements are incorporated herein by reference.

                               STERIS CORPORATION

                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                       THREE MONTHS ENDED               FISCAL YEAR ENDED
                                            JUNE 30,                        MARCH 31,
                                      ---------------------     ----------------------------------
                                        1997         1996         1997         1996         1995
                                      --------     --------     --------     --------     --------
INCOME STATEMENT DATA:
  Net revenues......................  $155,134     $127,868     $587,852     $534,612     $545,752
  Income (loss) from continuing
     operations.....................    11,747      (71,595)     (30,606)      40,790       15,736
  Net income (loss).................    11,747      (71,595)     (30,606)      40,790      (37,577)
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital...................   148,822      122,839      141,354      231,996      177,470
  Total assets......................   538,989      557,611      539,455      592,697      535,454
  Total assets less excess cost of
     assets acquired over book
     value..........................   433,419      505,678      433,877      511,170      448,828
  Long-term debt....................    35,854        2,499       35,879      102,631      103,585
  Shareholders' equity..............   306,000      237,384      294,716      304,059      237,809
PER SHARE:
  Income (loss) per common share
     from continuing operations.....      0.34        (2.16)       (0.91)        1.17         0.47
  Income (loss) per common share
     (and common share
     equivalent)....................      0.34        (2.16)       (0.91)        1.17        (1.12)
  Net income (loss) per share on
     fully diluted basis............      0.34        (2.16)       (0.91)        1.17        (1.12)

     Available Information. The Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in proxy statements distributed to the Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available on-line through EDGAR.

     Beneficial Ownership of Company Securities, Contacts with the Company, etc. Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, any associate or majority owned subsidiary of such persons, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, the Parent, or, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto or any subsidiary of such persons, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $144 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from the Parent.

     Parent plans to obtain funds for such capital contribution through its existing Credit Agreement, dated May 13, 1996, as amended, among Parent, various financial institutions and KeyBank National Association, as Agent (the "Credit Facility"). The Credit Facility provides for revolving credit of up to $215 million for general corporate purposes through September 30, 2001. At present, there is $35 million of outstanding indebtedness under the Credit Facility. Loans under the Credit Facility bear interest, at STERIS's option, at either KeyBank National Association's prime rate or LIBOR rates plus 0.25 percent to
0.35 percent. The Credit Facility contains customary covenants which include maintenance of certain financial ratios. The various financial institutions providing the Credit Facility are Bank One, Columbus, National Association, NBD Bank, PNC Bank, National Association, and ABN AMRO Bank N.V., Pittsburgh Branch.

     Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility has been made, Parent anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future refinancings. No decision has been made concerning the method Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

SECTION 11. BACKGROUND OF THE OFFER

     In May 1995, the Parent was contacted by the Company to determine if the Parent might be interested in discussing a merger.

     In June 1995, Mr. Sanford and Mr. John Masefield, Chairman of the Board of the Company, and other representatives of both companies met in Mentor, Ohio, and Whippany, New Jersey, to discuss the merits of a transaction between the Parent and the Company. The Parent and the Company entered into a Mutual Disclosure Agreement providing for the sharing of non-public information about the Parent and the Company on a confidential basis. The Company proposed a possible combination of the companies and a time-table for negotiations.

     On July 5, 1995, Mr. Sanford wrote a letter to Mr. Masefield acknowledging the time-table that had been proposed by the Company. The letter stated that a business combination between the Parent and the Company had strategic merit. The letter further stated that, although the Company was an attractive merger candidate warranting a purchase price in excess of the market price of the Shares (the closing price per Share on July 3, 1995 was $13.63), the Parent was not contemplating a transaction at the valuation levels that the Company had shared with the Parent to date. A preliminary information request list was enclosed with the letter.

     The possibility of an acquisition of the Company by the Parent was reported to the Parent's Board of Directors at a meeting held on July 26, 1995. On July 27, 1995, the Company reported its second quarter results that showed decreases in net sales, operating income, and net income.

     On August 16, 1995, a meeting of representatives of the Parent and the Company was held in Mentor, Ohio, to continue negotiations regarding a combination of the Parent and the Company.

     In a discussion by telephone on September 18, 1995, Mr. Masefield advised Mr. Sanford that the Company was no longer interested in discussing a possible transaction with the Parent. Due diligence and negotiations then ceased.

     In April 1997, Mr. Masefield and Mr. Sanford had telephone conversations during which they agreed to have further discussions regarding a possible transaction between the Parent and the Company.

     Discussions between Mr. Masefield and Mr. Sanford continued during April 1997, including a meeting in Teterboro, New Jersey, on April 15, 1997. During a telephone conference of the Company's directors on April 22, 1997, Mr. Masefield discussed the Parent's interest in a possible transaction with the Company and the directors expressed their view that Mr. Masefield should continue discussions with Mr. Sanford. Mr. Sanford reviewed the possible transaction with the Parent's Board of Directors on April 24, 1997. Further discussions between representatives of the Company and the Parent ensued, leading to a letter sent by Mr. Sanford to Mr. Masefield on May 7, 1997. The letter provided the Company's Board of Directors with an overview of the Parent, outlined how the Company and the Parent would fit together operationally, and presented the Company with a proposal to acquire the Company through a cash tender offer at $17.00 per Share. The proposal was subject to completion of due diligence, negotiation of definitive documentation, and approval of the transaction by the Parent's Board of Directors. The letter requested a response by May 9, 1997.

     On May 9, 1997, Mr. Masefield telephoned Mr. Sanford and advised him that the Company was not yet in a position to respond to Mr. Sanford's May 7 letter. Following discussions with each of the Company's directors over the next several days, Mr. Masefield informed Mr. Sanford that the proposed purchase price was not acceptable to the Company.

     A meeting of the Company's Board of Directors was held on May 20, 1997 at the Company's executive offices in Whippany, New Jersey. Representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, were present at the meeting. The Company's directors discussed the proposal set forth in Mr. Sanford's May 7 letter and the strategic benefits of a combination of the Company with the Parent. The representatives of DLJ expressed their view that, based on their analysis of certain information provided to DLJ by the Company and other information which was publicly available, the proposed $17.00 per Share purchase price did not fully value the Company and its prospects. Thereafter, the Board of Directors unanimously approved Mr. Masefield's rejection of the May 7 proposal.

     On June 4, 1997, Mr. Sanford and Mr. Masefield met for dinner in New York City. They discussed developments in the Company's business.

     On June 5, 1997, a meeting was held at the offices of DLJ in New York City. Representing the Company at the meeting were Mr. Masefield, Mr. Thomas J. DeAngelo, Vice President-Finance and Administration and Chief Financial Officer of the Company, Mr. Thomas M. Haythe, a director of the Company and partner of Haythe & Curley, legal counsel for the Company, and representatives of DLJ. Representing the Parent were Mr. Sanford, Mr. David C. Dvorak, Vice President, General Counsel, and Secretary of the Parent, a representative of Smith Barney Inc., financial advisor to the Parent, and outside legal counsel for the Parent. At that meeting, Mr. Masefield and representatives of DLJ described developments in the Company's business and prospects, including improved results from operations, the prospects for a new electron beam facility, and the sterilization of fruit and red meat, and urged the Parent to increase the amount of the proposed purchase price it was willing to pay. The terms of a new confidentiality agreement were also discussed.

     On June 6, 1997, the Parent and the Company entered into a new confidentiality agreement, which included agreements by the Parent not to acquire any Shares for one year and not to solicit key employees of the Company for 18 months. On June 9 and 10, 1997, further discussions took place by telephone among Mr. Sanford, Mr. Masefield, and financial advisors to the Parent and the Company regarding the assumptions underlying the purchase price proposed by the Parent.

     On June 12, 1997, Mr. Sanford sent another letter to Mr. Masefield. This letter increased the purchase price proposed by the Parent from $17.00 per Share to a range of $18.00 to $19.00 per Share. The letter also stated that achieving the Company's growth expectations would require "substantial capital expenditures, as well as the hiring of additional management personnel" and that the Company had not made adequate provision for these capital expenditures and additional personnel. The letter stated further that, "STERIS is willing to proceed with an acquisition because it has the capital and management capability needed to carry your business forward." The letter asked for a response by June 17, 1997.

     On June 17, 1997, Mr. Masefield sent a letter to Mr. Sanford stating that the purchase price proposed by the Parent did not "take into account [the Company's] positive financial performance, or recent achievements in expanding [its] market opportunities." In the letter, Mr. Masefield expressed a willingness to proceed expeditiously with a transaction if the Parent was willing to "reconsider its position".

     In discussions between Mr. Masefield and Mr. Sanford by telephone on June 26, July 1, and July 3, 1997, Mr. Masefield suggested that a meeting be scheduled to discuss the Company's recent financial performance and market opportunities and urged the Parent to go forward with its due diligence.

     On July 11, 1997, Messrs. Masefield and DeAngelo, Michael C. Nahl, a director of the Company, Mr. Daniel T. Sheehan, Vice President of Business Development of the Parent, and representatives of DLJ met at the offices of DLJ in New York City. At that meeting, the participants further reviewed the Company's historical and projected results of operations.

     On July 17, 1997, a meeting was held at the offices of DLJ in New York City. Representing the Parent were Messrs. Dvorak and Sheehan. A DLJ representative attended the meeting on behalf of the Company. Messrs. Dvorak and Sheehan reiterated the interest of the Parent in pursuing a transaction as outlined in the June 12 letter from Mr. Sanford to Mr. Masefield. The DLJ representative emphasized that recent performance and future prospects of the Company justified a Company valuation in excess of the range proposed in the June 12 letter.

     On July 22, 1997, the directors of the Company, other than Mr. Campbell, met at the offices of Haythe & Curley in New York City to discuss the status of the discussions with the Parent. The directors discussed a suggested purchase price in the range of $20 to $21 per Share. The directors present then expressed their approval of continuing negotiations with the Parent.

     On July 28, 1997, Mr. Sanford and Mr. Masefield met in New Jersey and tentatively agreed upon a purchase price of $20.50, subject to approval by the respective Boards of Directors of the Company and the Parent, and to the completion of due diligence and agreement upon the terms of a definitive Merger Agreement. The Parent conducted financial and legal due diligence at the Company's offices in Whippany, New Jersey, at Haythe & Curley's offices in New York City, and at eight of the Company's operating facilities.

     Negotiations of the Merger Agreement commenced on August 6, 1997. Throughout the negotiations, representatives of the Parent reiterated that the Parent was not willing to participate in an auction of the Company and insisted that, as a condition to entering into the Merger Agreement, the Company grant to the Parent a "lock-up" option and agree to the payment of a termination fee if certain events were to occur. After extensive negotiations, the Company agreed to a $5,000,000 termination fee, but refused to grant the "lock-up" option. See
Section 13.

     The terms of the transaction and form of the Merger Agreement were approved by the Board of Directors of the Parent on August 11, 1997.

     On the morning of August 12, 1997, the Board of Directors of the Company held a special meeting at the executive offices of the Company in Whippany, New Jersey, with all directors present. Representatives of DLJ also were present. The directors were advised by Mr. Masefield that all of the open issues on the Merger Agreement had been resolved to the satisfaction of the Company that morning. The Board of Directors reviewed the terms of the Merger Agreement with counsel to the Company. Mr. Haythe advised the directors of their fiduciary duties in connection with their consideration of the Merger Agreement, the Offer and the Merger. After presenting their financial analyses of the fairness of the consideration to be received in the Offer and the Merger, DLJ delivered its written opinion that, as of the date of such opinion, the consideration of $20.50 per Share net in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. The Board of Directors then discussed the merits of the proposed Offer and Merger. Following such discussion, the Board of Directors unanimously approved the Merger Agreement, determined that the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company, and resolved unanimously to recommend that the shareholders of the Company tender their Shares to the Purchaser pursuant to the Offer. The definitive Merger Agreement was executed and delivered on August 12, 1997, following approval by the Company's Board of Directors.

SECTION 12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Merger is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Parent or any of its subsidiaries) will be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's intention to consummate the Merger as promptly as practicable, there can be no assurance that the Merger will be consummated or, if consummated, of the timing thereof. In addition to approval by the Company's Board of Directors, which occurred on August 12, 1997, consummation of the Merger will require the affirmative vote of the holders of a majority of the Shares. Alternatively, if the Purchaser purchases 90% or more of the Shares, the Merger could be consummated without the approval of the shareholders through a "short form" merger (described below in Section 13).

     Plans for the Company. In connection with the Offer and the Merger, the Parent and the Purchaser have reviewed, and will continue to analyze, on the basis of available information, various possible business strategies that they might pursue in the event that the Purchaser acquires the Company pursuant to this Offer and the Merger.

     At present, the Parent has no plans to close any of the Company's facilities or substantially to reduce the workforce at any of those facilities. The Parent expects to provide employee benefits to employees of the Company that are comparable to those provided by the Parent to its own employees, except to the extent that different employee benefits are required under the terms of existing collective bargaining agreements. See Section 13. Following completion of the Merger, the Parent may also change the dividend policy of the Company in order to meet the cash requirements of the Parent and its subsidiaries, as well as those of the Company.

     Except as described in this Offer to Purchase, the Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel. Except as so described, the Parent and the Purchaser have no present plans or proposals to establish, terminate, convert or amend employee benefit plans, close any plant or facility of the Company or any of its subsidiaries or affiliates, change or reduce the workforce of the Company or any of its subsidiaries or affiliates or make any other major changes in its business or policies of employment.

     Employment Matters. The Parent, concurrently with the execution and delivery of the Merger Agreement, entered into an employment agreement with John Masefield, Chairman of the Board, President, and Chief Executive Officer of the Company, providing for his employment from the Effective Time through December 31, 1999, and thereafter for a consulting period ending not later than December 31, 2004. The terms of Mr. Masefield's employment agreement are described more fully in Section 13 below. Separately, in a letter dated August 12, 1997 from the Parent to Thomas J. DeAngelo, Vice President -- Finance and Administration and Chief Financial Officer of the Company, the Parent stated that, upon completion of the Merger, Mr. DeAngelo would become President of the Company. Mr. DeAngelo would receive a base salary of $150,000 per annum and would participate in the Parent's Management Incentive Compensation Plan beginning on April 1, 1998, with an opportunity for a performance bonus in the amount of up to 50% of Mr. DeAngelo's base salary. Until that time, Mr. DeAngelo would be entitled to a guaranteed bonus for the calendar year 1997 equal to $64,350 and a guaranteed bonus for the calendar quarter ending on March 31, 1998 equal to $16,087.50. Mr. DeAngelo would also receive options to purchase 15,000 common shares of the Parent at an exercise price per share equal to the closing price for the Parent's common shares on the date of the Merger. The stock options would vest at a rate of 25% per year.

SECTION 13. THE MERGER

     The Merger Agreement. The following is a summary of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which has been filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

          The Tender Offer. Pursuant to the terms of the Merger Agreement, the Purchaser has agreed to, and the Parent has agreed to cause the Purchaser to, offer to purchase each outstanding Share of the Company tendered pursuant to the Offer at a price of $20.50 per share, net to the seller in cash, and to cause the Offer to remain open until September 16, 1997. At the Company's request, the Purchaser will, and the Parent will cause the Purchaser to, extend the expiration date of the Offer from time to time for up to an aggregate of ten business days following the Expiration Date if the Minimum Condition is not fulfilled prior to 5:00 p.m. on the Expiration Date. The Parent has further agreed that, in the event that it would be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of certain Offer Conditions, not including the Minimum Condition, to be satisfied or waived and it is reasonably likely that such failure can be cured on or before October 14, 1997, it will give the Company notice thereof and, at the request of the Company, extend the Offer until the earlier of (1) such time as such condition is or conditions are satisfied or waived and (2) the date chosen by the Company which shall not be later than the earlier of (x) October 14, 1997 or (y) the earliest date on which the Company reasonably believes such condition or conditions will be satisfied; provided that, if such condition or conditions are not satisfied by any date chosen by the Company pursuant to this clause (y), the Company may request further extensions of the Offer not beyond October 14, 1997. The Purchaser will not decrease the price payable in the Offer, change the form of consideration payable in the Offer, reduce the number of Shares subject to the Offer, change the Offer Conditions, impose additional conditions to its obligation to consummate the Offer and to accept for payment and purchase Shares tendered in the Offer, or change any other terms of the Offer in a manner adverse to the shareholders of the Company, except that the Purchaser may extend the Expiration Date to the extent required by applicable law or if the Offer Conditions are not satisfied.

          The Company has agreed to include in its Tender Offer Solicitation/Recommendation Statement filed with the Commission on Schedule 14D-9 a recommendation by the Company's Board of Directors that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer. The Company's Board of Directors has resolved to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and has received an opinion from DLJ that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

          Board Designees. The Merger Agreement provides that promptly following the purchase by the Purchaser pursuant to the Offer of that number of Shares which, when aggregated with the Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis, the Company will, if requested by the Purchaser or the Parent, take all actions necessary to cause persons designated by the Purchaser to become directors of the Company so that the total number of directors so designated equals the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii) the ratio of the number of Shares beneficially owned by the Purchaser or its affiliates at the time of such purchase over the number of Shares then outstanding. In furtherance thereof, the Company will take whatever action is necessary, including, but not limited to, amending the Company's bylaws to increase the size of its Board of Directors, or using reasonable efforts to secure the resignation of directors, or both, as is necessary to permit that number of the Purchaser's designees to be elected to the Company's Board of Directors; provided that, prior to the Effective Time (as defined below), the Company's Board of Directors will always have at least two members who are not officers, designees, shareholders, or affiliates of the Purchaser (the "Independent Directors"). All of the Independent Directors will be individuals who are currently directors of the Company, except to the extent that no such individuals wish to be directors. The Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Parent and the Purchaser will supply to the Company and will be solely responsible for any information with respect to either of them and their nominees, officers, directors, and affiliates required by Section 14(f) and Rule 14f-1. The Company will promptly take all actions required pursuant to
     Section 14(f) and Rule 14f-1 in order to fulfill these obligations and (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees) will include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Following the election or appointment of the Purchaser's designees, any amendment to the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of the Purchaser or the Parent under the Merger Agreement, any recommendation to shareholders or any modification or withdrawal of any such recommendation, the retention of counsel and other advisors in connection with the transactions contemplated hereby, or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Independent Directors, unless no individuals who are currently directors of the Company wish to be directors.

          The Merger. Pursuant to the terms of the Merger Agreement, the Purchaser will be merged with and into the Company in accordance with the Delaware General Corporate Law (the "DGCL"). As a result, the separate existence of the Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the parties will cause a certificate of merger to be duly filed with the Delaware Secretary of State. The Merger will become effective when the certificate of merger is so filed (the "Effective Time").

          By virtue of the Merger, at the Effective Time: (i) each share of common stock of the Purchaser then issued and outstanding will be converted into one Share of the Surviving Corporation; and (ii) each Share then issued and outstanding, except for Shares held by the Company as treasury shares or owned by the Parent or any subsidiary of the Parent (which Shares will be immediately canceled and no payment will be made with respect thereto) will be converted into the right to receive, without interest, an amount in cash equal to the price per Share paid in the Offer (the "Merger Consideration"). Subject to the right of shareholders to dissent from the Merger and require appraisal of their Shares pursuant to the DGCL, from and after the Effective Time all Shares will be canceled and retired and cease to exist and each holder of a certificate representing any Shares immediately prior to the Effective Time will thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration therefor.

          Until amended in accordance with applicable law, the certificate of incorporation and bylaws of the Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation after the consummation of the Merger. Until successors are duly elected or appointed and qualified in accordance with applicable law, from and after the Effective Time, the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation after the consummation of the Merger.

          Stock Options. At the Effective Time, each outstanding option or warrant (a "Company Option") to purchase Shares, whether or not exercisable, granted under any employee stock option plan, warrant plan for directors, or incentive plan of the Company will be canceled and converted into the right to receive, without interest, an amount in cash (the "Cash Payment") equal to the product of (i) the number of Shares subject to the Company Option and (ii) the excess of (a) the Merger Consideration over (b) the exercise price per share of the Company Option; provided that, with respect to any Person subject to Section 16 of the Exchange Act, any such amount shall be paid, without interest, as soon as practicable after the first date payment can be made without liability of such Person under
     Section 16(b) of the Exchange Act. Each holder of a Company Option, whether or not exercisable, shall have the right, exercisable at any time prior to the expiration of the Offer by written notice to the Company and the Parent, to elect to receive from the Company the Cash Payment, without interest, in exchange for cancellation of such Company Option effective upon the date the Cash Payment is made, provided that no such holder shall be entitled to receive the Cash Payment unless the Minimum Condition has been met and the Purchaser has purchased Shares pursuant to the Offer. All Cash Payments shall be made within two business days of the payment for Shares pursuant to the Offer.

          Representations and Warranties of the Company. In the Merger Agreement, the Company has made customary representations and warranties to the Purchaser and the Parent, including, but not limited to, representations and warranties relating to the following: the organization and qualifications of the Company and its subsidiaries; the authority of the Company to enter into and perform its obligations under the Merger Agreement and carry out the related transactions; required consents and approvals; the capitalization of the Company and its subsidiaries; filings made by the Company with the Commission; the accuracy of the Company's consolidated financial statements; the absence of certain changes or developments since March 31, 1997; litigation; necessary permits; product warranties and liabilities; labor and employee benefit matters; taxes; FDA and nuclear regulatory matters; intellectual property rights; environmental matters; finders and investment bankers; insurance; indemnification; board approval and recommendation; shareholder approval; opinion of a financial advisor; state takeover statutes; documents supplied, filed or distributed by the Company relating to the Offer; and real and personal property.

          Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser have also made customary representations and warranties in the Merger Agreement, including, but not limited to, representations and warranties relating to the following: the organization of the Parent and the Purchaser; the authority of each of the Parent and the Purchaser to enter into and perform its obligations under the Merger Agreement and carry out the related transactions; required consents and approvals; filings made by the Parent with the Commission; the accuracy of the Parent's consolidated financial statements; litigation; shareholder approval; availability of sufficient funds to consummate the Offer; documents supplied, filed or distributed by the Parent or the Purchaser relating to the Offer; finders and investment bankers; board approval; prior activities of the Purchaser; and the absence of fraudulent conveyances.

          Covenants of the Company. In the Merger Agreement, the Company has agreed that, except as contemplated or permitted by the Merger Agreement or specifically disclosed in the schedules thereto, or as otherwise approved in writing by the Parent, from the date of the Merger Agreement until the time that the designees of the Purchaser have been appointed to the Board of Directors of the Company, the Company will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice. Throughout this same period of time (i) the Company will not adopt or approve any change or amendment in its certificate of incorporation or bylaws; (ii) the Company will not, and will not permit any of its subsidiaries to, merge, consolidate, or enter into a share exchange with any other individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (a "Person"), sell, lease, license, mortgage, pledge or otherwise dispose of any material assets, except (a) in the ordinary course consistent with past practice or (b) transfers between the Company and/or its wholly owned subsidiaries; (iii) the Company will not declare, set aside, or pay any dividends or make any distributions in respect of the Shares; (iv) the Company will not, and will not permit any of its subsidiaries to, (a) issue, deliver, sell, encumber, or authorize or propose the issuance, delivery, sale, or encumbrance of, any capital stock or other securities of the Company or any capital stock or other securities of its subsidiaries ("Company Subsidiary Securities"), other than pursuant to the Company's Rights Agreement, dated as of June 10, 1988 and subsequently amended (including pursuant to the Merger Agreement), between the Company and Midlantic National Bank, as Rights Agent (the "Company Rights Agreement"), and the issuance of Shares pursuant to the Company's employee stock purchase plan or upon the exercise of outstanding Company Options granted prior to the date hereof, (b) split, combine, or reclassify any Shares or Company Subsidiary Securities, (c) repurchase, redeem, or otherwise acquire any capital stock or other voting securities of the Company or any voting Company Subsidiary Securities, or (d) amend the terms of any outstanding voting securities; (v) the Company will not, without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed, make any commitment or enter into any contract or agreement that is reasonably likely to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole except in the ordinary course of business consistent with past practices; (vi) except to the extent required by law or by existing written agreements or plans disclosed in Company reports to the Commission or the Company disclosure schedule, neither the Company nor any of its subsidiaries will increase in any manner the compensation or fringe benefits of any of its directors or officers (other than increases in the ordinary course of business in the compensation or fringe benefits of any officers who are not executive officers), pay any pension or retirement allowance to any such director or officer, become a party to, amend, or commit itself to any pension, retirement, profit-sharing, welfare-benefit plan, or employment agreement with or for the benefit of any such director or officer, or grant any severance or termination pay or stay-in-place bonus to any such director or officer, or increase the benefits payable under any existing severance or termination pay or stay-in-place bonus policies; (vii) the Company will not, and will not permit any of its subsidiaries to, make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and (viii) the Company will not agree to do any of the foregoing.

          In the Merger Agreement, the Company has further agreed that, from the date of the Merger Agreement until the Effective Time, it will not, and will use its best efforts to cause its subsidiaries and the officers, directors, employees, and agents of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, to initiate, or knowingly to encourage any good faith offer or proposal for (x) a merger or other business combination involving the Company or any of its subsidiaries and any Person (other than the Parent, the Purchaser, or any subsidiary of either the Parent or the Purchaser), (y) an acquisition by any Person (other than the Parent, the Purchaser, or any subsidiary of either the Parent or the Purchaser) of assets or earning power of the Company or any of its subsidiaries, in one or more transactions, representing 25% or more of the consolidated assets or earning power of the Company and its subsidiaries, or (z) an acquisition by any Person (other than the Parent, the Purchaser, or any subsidiary of either the Parent or the Purchaser) of securities representing 20% or more of the voting power of the Company or any of its subsidiaries (any of the events in (x), (y) and (z) being a "Company Acquisition Proposal"), (ii) take any action knowingly to facilitate (including, without limitation, amending the Company Rights Agreement or redeeming the rights issued thereunder) any Company Acquisition Proposal; (iii) engage or participate in discussions or negotiations, or enter into agreements, with any Person with respect to a Company Acquisition Proposal, or (iv) in connection with a Company Acquisition Proposal, disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books, or records of the Company or any of its subsidiaries to any Person, except that the Company may take action described in clause (ii), (iii), or
     (iv) if (A) such action is taken in connection with an unsolicited Company Acquisition Proposal, (B) the failure to take such action would not be consistent with the fiduciary duties of the Board of Directors under applicable law (as advised by legal counsel to the Company), and (C) in the case of the disclosure of nonpublic information relating to the Company or any of its subsidiaries in connection with a Company Acquisition Proposal, such information is covered by a confidentiality agreement that provides substantially the same protection to the Company as is afforded by the confidentiality agreement, dated June 6, 1997, between the Parent and the Company (the "Confidentiality Agree-ment"). The Company will promptly notify the Parent orally and in writing of any Company Acquisition Proposal or any inquiries with respect thereto.

          Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger, or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Company Acquisition Proposal, except that, in any case set forth in clause (i), (ii), or (iii) above, prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company may, in response to an unsolicited Company Acquisition Proposal,
     (A) withdraw or modify its approval or recommendation of the Offer, the Merger, or the Merger Agreement or (B) approve or recommend any such Company Acquisition Proposal if, in the case of any action described in clause (A) or (B), the failure to take such action would not be consistent with the fiduciary duties of the Board of Directors under applicable law (as advised by legal counsel to the Company) and, in the case of the actions described in clause (B), concurrently with such approval or recommendation the Company terminates the Merger Agreement and promptly thereafter enters into an Acquisition Agreement with respect to a Company Acquisition Proposal.

          Merger Meeting; Proxy Statement. The Merger will be consummated as soon as practicable after the purchase of Shares pursuant to the Offer and in no event later than February 17, 1998. If Purchaser is able to do so under the DGCL, it will consummate the Merger pursuant to the "short form" merger provisions of the DGCL. The Parent will vote, or cause to be voted, all Shares beneficially owned by it in favor of the Merger. If required by the DGCL in order to consummate the Merger, as soon as practicable following the purchase of Shares pursuant to the Offer, the Company will take all action necessary in accordance with the DGCL and with the Company's certificate of incorporation and bylaws to convene a meeting of its shareholders to approve the Merger and adopt the Merger Agreement (the "Merger Meeting"). The Company's Board of Directors will recommend that the Company's shareholders approve the Merger and adopt the Merger Agreement, and will cause the Company to use all reasonable efforts to solicit from the shareholders proxies to vote therefor, unless (i) such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law (as advised by legal counsel to the Company) or (ii) the Merger Agreement is terminated in accordance with its terms. The Company will, if required by law for the consummation of the Merger, prepare and file with the Commission preliminary proxy materials relating to the approval of the Merger and the adoption of the Merger Agreement by the Company's shareholders, and will file with the Commission revised preliminary proxy materials, if appropriate, and definitive proxy materials in a timely manner as required by the rules and regulations of the Commission. Except as otherwise provided in clauses (i) and (ii) of this paragraph, the proxy materials relating to the Merger Meeting will include the recommendation of the Company's Board of Directors.

          Covenants of the Parent and the Purchaser. The Merger Agreement provides that, from and after the Effective Time, the Parent and the Surviving Corporation will jointly and severally indemnify, defend, and hold harmless the present and former directors and officers of the Company and each of its subsidiaries against all losses, claims, damages, and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, to which any of them was or is a party or is threatened to be made a party by reason of the fact that he or she was or is a director or officer of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or such subsidiary would have been permitted to indemnify such person under applicable law and the certificate of incorporation and bylaws of the Company or such subsidiary in effect on the date of the Merger Agreement. The Parent will use all reasonable efforts to, without any lapse in coverage, either (i) for at least six years after the Effective Time, provide directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's D&O Insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that the Parent will not be required to pay per annum more than 150% of the last premium (annualized) paid by the Company for such policy prior to the date of the Merger Agreement, (ii) purchase tail insurance in respect of the Company's existing D&O Insurance for six years for a premium not to exceed the amount of the customary premium for such tail insurance, or (iii) if such D&O Insurance or tail insurance is only available at premiums in excess of the premiums set forth in clauses (i) or (ii), as applicable, then purchase the highest level of D&O Insurance or tail insurance available at such applicable premium. The rights of such directors and officers of the Company under the foregoing provision of the Merger Agreement are in addition to any rights they may have under the certificate of incorporation and bylaws of the Surviving Corporation or any of its subsidiaries or under any indemnification agreements with the Company or any of its subsidiaries.

          Employment Agreement with John Masefield. Concurrently with the execution and delivery of the Merger Agreement, the Parent and John Masefield, Chairman of the Board, President and Chief Executive Officer of the Company, entered into an employment agreement (the "Employment Agreement") providing for his employment from the Effective Time through December 31, 1999, and thereafter for a consulting period ending not later than December 31, 2004. During the employment period, Mr. Masefield will have overall direct executive responsibility for the Contract Sterilization Business (as that term is defined in the Employment Agreement), as well as any additional responsibilities assigned by the chief executive officer of the Parent. During the employment period, Mr. Masefield will receive a base salary of $260,000 per annum and will be entitled to participate in the Parent's management incentive compensation program with an annual target bonus opportunity of 75% of his base salary. Assuming the continuation of Mr. Masefield's employment through December 31, 1997, Mr. Masefield will be entitled to a guaranteed bonus for the calendar year 1997 equal to $175,000 and, assuming continuation through March 31, 1998, a guaranteed bonus for the calendar quarter ending on March 31, 1998 equal to $43,750. As of the Effective Time, Mr. Masefield will be granted options to purchase 100,000 shares of common stock of the Parent, which options will become exercisable as to 25,000 shares immediately and, as to the remaining 75,000 shares, on each anniversary of the Effective Time, in tranches of 25,000 shares per year. During the consulting period, the Parent will pay to Mr. Masefield a fee of $250,000 per annum. If Mr. Masefield's engagement is terminated (i) by the Parent without "cause," (ii) by Mr. Masefield for "good reason,"
     (iii) by reason of Mr. Masefield's death, or (iv) by the Parent or Mr. Masefield on the grounds of "disability," Mr. Masefield will be entitled to receive an amount equal to all unpaid base salary and consulting fees and certain continued group life and health insurance coverage.

          Employee Benefits. The Parent agrees in the Merger Agreement that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees of the Company will be provided with benefits which, in the aggregate, are substantially comparable to those then provided by the Parent to other employees of the Parent or its subsidiaries in similar positions, except that, through December 31, 1997, the employees of the Company will participate in the Company's existing corporate incentive program instead of the Parent's management incentive program. The Parent will cause each employee benefit plan of the Parent in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company as if such service were with the Parent, to the same extent that such service was credited under a comparable plan of the Company. The Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms (i) all employee benefit obligations to current and former employees of the Company accrued and vested as of the Effective Time and (ii) to the extent set forth in the Company disclosure schedule, all employee severance plans in existence on the date of the Merger Agreement and all employment or severance agreements entered into prior to the date of the Merger Agreement.

          Covenants of the Company, the Parent and the Purchaser. Subject to the terms and conditions of the Merger Agreement, the Company, the Parent and the Purchaser agree to use their reasonable best efforts to take all actions and to do all things necessary or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement as promptly as practicable. If any "fair price," "moratorium," or other similar statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement, each of the parties and, subject to applicable fiduciary duties, their respective Boards of Directors will use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

          Conditions to the Merger. The obligations of the Company, the Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by applicable law, the Merger has been approved, and the Merger Agreement has been adopted, by the requisite vote of the Company's shareholders; (ii) the Purchaser shall have purchased all validly tendered and not properly withdrawn Shares in accordance with the Offer; and (iii) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction is in effect that has the effect of making the Offer or the Merger illegal or otherwise restrains or prohibits the purchase of Shares pursuant to the Offer or the consummation of the Merger. The obligations of the Parent and the Purchaser to consummate the Merger are subject to satisfaction or waiver of the Offer Conditions and to compliance by the Company with its obligation to cause persons designated by the Parent to become directors of the Company in accordance with the Merger Agreement.

          Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of the Merger and adoption of the Merger Agreement by the Company's shareholders, (i) by the mutual written consent of the Company, the Parent, and the Purchaser; (ii) by the Company if the Purchaser has not purchased Shares pursuant to the Offer by October 14, 1997, or by either the Company or the Parent if the Merger has not been consummated by February 17, 1998, provided that such right of termination will not be available to any party that, at the time of termination, is in material breach of any of its obligations under the Merger Agreement; (iii) by either the Company or the Parent if any applicable domestic law, rule, or regulation makes consummation of the Merger illegal or if any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Offer or Merger and such judgment, injunction, order, or decree has become final and nonappealable; (iv) by either the Company or the Parent if the requisite vote of the Company's shareholders approving the Merger and adopting the Merger Agreement has not been obtained at the Merger Meeting; provided that the right to so terminate the Merger Agreement will not be available to the Parent if it has not voted, or caused to be voted, all Shares beneficially owned by it in favor of the Merger; (v) by either the Company or the Parent if the Offer terminates without the purchase of Shares thereunder; provided that the right to so terminate the Merger Agreement shall not be available to (i) the Parent, if the Purchaser shall have breached its obligations to conduct the tender offer in accordance with the terms of the Merger Agreement, or (ii) any party whose willful failure to perform any of its obligations under the Merger Agreement results in the failure of any of the Offer Conditions or if the failure of any such Offer Conditions results from facts or circumstances that constitute a material breach of the representations or warranties of such party under the Merger Agreement; (vi) prior to the purchase of Shares by the Purchaser pursuant to the Offer, by the Parent if (a) the Company violates its obligations under the terms of the Merger Agreement regarding Company Acquisition Proposals in any material respects and thereafter any Person publicly makes a Company Acquisition Proposal or (b) the Board of Directors of the Company does not publicly recommend in the Schedule 14D-9 that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or if the Board of Directors of the Company withdraws, modifies, or changes such recommendation in any manner materially adverse to the Parent; or (vii) by the Company if the Company receives an unsolicited Company Acquisition Proposal that the Board of

     Directors determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation, or similar transaction that is more favorable to the shareholders of the Company than the transactions contemplated by the Merger Agreement; provided that the Company has given the Parent at least five business days notice of the material terms of such Company Acquisition Proposal and such termination shall not be effective until the Company has paid the Termination Fee (as defined below), if and to the extent required under the terms of the Merger Agreement.

          In the event of any such termination of the Merger Agreement and abandonment of the Offer and the Merger, no party to the Merger Agreement (or any of its directors, officers, employees, agents, or advisors) will have any liability or further obligation to any other party to the Merger Agreement except (i) for obligations of the Company to pay, under circumstances described below, the Termination Fee and certain expenses of the Parent and the Purchaser, (ii) for obligations arising out of the applicability of the Confidentiality Agreement to information provided pursuant to the Merger Agreement, and (iii) for liability for any breach of covenants or agreements of the Merger Agreement.

          Fees and Expenses. The Merger Agreement provides that, except as set forth below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the costs and expenses.

          Pursuant to the Merger Agreement, if (i) the Merger Agreement is terminated by the Company because the Company receives an unsolicited Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation, or similar transaction that is more favorable to the shareholders of the Company than the Merger, (ii) any Person publicly makes a Company Acquisition Proposal and thereafter the Merger Agreement is terminated because an insufficient number of Shares are tendered in the Offer, or
     (iii) any Person publicly makes a Company Acquisition Proposal and thereafter the Merger Agreement is terminated, prior to the purchase of Shares by the Purchaser pursuant to the Offer, by the Parent because (a) the Company has violated its obligations under the terms of the Merger Agreement with respect to Company Acquisition Proposals in any material respects and a Company Acquisition Proposal was made by any Person after such violation or (b) the Board of Directors of the Company did not publicly recommend in the Schedule 14D-9 that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or the Board of Directors of the Company withdrew, modified, or changed such recommendation in any manner materially adverse to the Parent, then the Company will reimburse the Parent and the Purchaser for all of the reasonable documented out-of-pocket expenses and fees actually incurred by the Parent and the Purchaser in connection with the transactions contemplated by the Merger Agreement prior to the termination of the Merger Agreement, including, without limitation, all reasonable fees and expenses of counsel, financial advisors, accountants, and environmental and other experts and consultants to the Parent and the Purchaser ("Transaction Costs"); except that the Company will not be required to reimburse the Parent or the Purchaser for Transaction Costs in excess of $600,000 in the aggregate.

          If (x) the Merger Agreement is terminated by the Company as set forth in clause (i) of the immediately preceding paragraph, (y) any Person publicly makes a Company Acquisition Proposal, thereafter the Merger Agreement is terminated as set forth in clause (ii) of the immediately preceding paragraph, and within 12 months after termination the Company agrees to or consummates any Company Acquisition Proposal, or (z) any Person publicly makes a Company Acquisition Proposal and thereafter the Merger Agreement is terminated as set forth in clause (iii) of the immediately preceding paragraph, then, in addition to reimbursing the Parent and the Purchaser for their Transaction Costs, the Company has agreed to pay the Parent a fee of $5,000,000 (the "Termination Fee"). If the Parent is required to file suit to seek the Termination Fee, and it ultimately succeeds on the merits, it will be entitled to all expenses, including reasonable attorneys' fees, that it has incurred in enforcing its rights to collect the Termination Fee.

          Waiver and Amendment. Subject to applicable law and the terms of the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and duly executed and delivered, in the case of an amendment, by each of the parties to the Merger Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

     Required Vote. In general, under Delaware law and the Company's certificate of incorporation, the Merger requires the approval of the Company's Board of Directors and the approval by the holders of a majority of all outstanding Shares.

     Accordingly, if the Purchaser acquires more than a majority of the outstanding Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Merger without the vote of any other shareholders and could effect the Merger by so voting and by action of the Board of Directors of the Purchaser, the Company's Board of Directors having already approved the Merger on August 12, 1997. This will be the case if the Minimum Condition is satisfied. In the Merger Agreement, the Purchaser has agreed to vote in favor of the Merger all of the Shares purchased in the Offer.

     Further, Delaware law provides that, if a parent corporation owns 90% or more of each class of outstanding shares of a subsidiary, the parent corporation may merge the subsidiary into itself, or merge itself into the subsidiary, by action of the board of directors of the parent corporation and without action or vote by the shareholders of either corporation. Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a "short form" merger could be effected by action of the Purchaser's Board of Directors and without the approval of the Company's shareholders.

     Dividends and Distributions. The Company has agreed that, from the date of the Merger Agreement until the time that the designees of the Purchaser have been appointed to the Board of Directors of the Company, the Company will not declare, set aside, or pay any dividends or make any distributions on the Shares.

     Appraisal Rights. Shareholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger who comply with all statutory requirements and do not vote in favor of the Merger will have the right under the DGCL to demand an appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with Section 262 of the DGCL.

     Under the DGCL, shareholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market price of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Shareholders should recognize that the value so determined could be equal to, higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling shareholder of a corporation involved in a merger has a fiduciary duty to other shareholders that requires the merger to be fair to the other shareholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the shareholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Phillip A. Hunt Chemical Corp. that the remedy ordinarily available to minority shareholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for pursuant to the Offer, if (1) there are not validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with the Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") or (2) at any time on or after the date of the Merger Agreement and at or before the time that any Shares are accepted for payment any of the following conditions exist:

          (a) any provision of any applicable domestic law or regulation, or any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction, is in effect that (i) makes the Offer or the Merger illegal or otherwise, directly or indirectly, prohibits or materially restrains the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by the Purchaser or the Parent, makes the foregoing substantially more costly, or materially delays the Merger, (ii) prohibits or materially limits the ownership or operation by the Company or any of its subsidiaries that owns a material portion of the business and assets of the Company and its subsidiaries, taken as a whole, or by the Parent, the Purchaser or any subsidiaries of the Parent of all or a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of the Parent and its subsidiaries, taken as a whole, as a result of the Offer, the Merger, or the other transactions contemplated by the Merger Agreement, or (iii) imposes limitations on the ability of the Purchaser, the Parent or any of subsidiaries of the Parent effectively to acquire, hold or exercise full rights of ownership of the Shares, including, but not limited to, the right to vote any Shares acquired or owned by the Purchaser or the Parent on all matters properly presented to the shareholders of the Company, including, but not limited to, the approval of the Merger Agreement and adoption of the Merger and the right to vote any shares of capital stock of any subsidiaries of the Company (other than immaterial subsidiaries);

          (b) any consents, authorizations, orders and approvals of, or filings or registrations with, any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement has not been obtained or made, except
     (i) the filing of appropriate certificates of merger in accordance with the DGCL, (ii) compliance with applicable requirements of the HSR Act and the Exchange Act, and (iii) where the failure to obtain or make any such consent, authorization, order, approval, filing, or registration is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, or business of the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"), or on the financial condition, results of operations, or business of the Parent and the Purchaser, taken as a whole (a "the Parent Material Adverse Effect"), and would not render the Offer or the Merger illegal or provide a reasonable basis to conclude that the parties or their affiliates or any of their respective directors or officers will be subject to the risk of criminal liability;

          (c) any third party consents have not been obtained except where the failure to obtain any such consents is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

          (d) the Company has failed to perform the obligations to be performed by it under the Merger Agreement at or prior to such time or any representations and warranties of the Company contained in the Merger Agreement are not true at such time as if made at and as of such time (unless the representation or warranty is made as of a specified date, in which case such representation or warranty will be true as of such date), except to the extent that the failure to perform such obligations and the untruth of such representations and warranties is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and the Parent has received a certificate signed by an executive officer and by the chief financial officer of the Company to the foregoing effect; for purposes of determining whether this condition has been satisfied, all qualifications as to materiality included in the representations and warranties will be disregarded, and all qualifications as to knowledge of the Company will be based on the knowledge of the Company as of the time such certificate is signed; or

          (e) the Merger Agreement has been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on information furnished by the Company or filed by the Company with the Commission, neither the Purchaser nor the Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or the Parent or that certain parts of the businesses of the Company, the Purchaser or the Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The Parent and the Company each expect to file Notification and Report Forms with respect to the Offer and the Merger on or about August 19, 1997.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, if the Parent makes the filing on August 19, 1997, the waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Daylight Saving Time, on September 3, 1997 unless the Parent or the Company receives a request for additional information or material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from the Parent or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., Eastern Daylight Saving Time, on the tenth calendar day after the date of substantial compliance by the Parent or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Parent or its subsidiaries. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Certain State Laws; Certificate of Incorporation. Section 203 of the DGCL provides that, except in certain circumstances, a Delaware corporation may not engage in a "business combination" with an "interested" shareholder for three years following the date on which the shareholder became an "interested" shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the "business combination" or the transaction that resulted in the shareholder becoming an "interested" shareholder. If the Minimum Condition is satisfied, the Purchaser will become an "interested" shareholder of the Company when it purchases Shares pursuant to the Offer, and the Merger will be a "business combination." However, the Board of Directors of the Company has approved both the Offer and the Merger, and, therefore, the Company will not need to wait for three years before completing the Merger.

     Similarly, Article Fourteenth of the Company's certificate of incorporation provides that unless the Board of Directors of the Company by a vote of not less than a majority of the directors expressly approved either the acquisition of outstanding shares of "voting stock" of the Company that resulted in any person becoming a "related person" or the "business combination" prior to the "related person" involved in the "business combination" having become a "related person," the affirmative vote of the holders of not less than eighty percent of the outstanding shares of "voting stock" of the Company shall be required for the authorization of any "business combination." The Purchaser will become a "related person" if the Minimum Condition is satisfied, and the Merger will be a "business combination." However, since the Board of the Directors has approved both the Offer and the Merger, the affirmative vote of the holders of eighty percent of the Company's "voting stock" will not be necessary for the consummation of the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Foreign Approvals. The Company owns property in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 16. FEES AND EXPENSES

     Smith Barney is acting as Dealer Manager in connection with the Offer and serving as exclusive financial advisor to the Parent in connection with the Offer and the Merger. Pursuant to the terms of Smith Barney's engagement, the Parent has agreed to pay Smith Barney a fee of $1.4 million in connection with the Offer and the Merger. In addition, the Parent has agreed to reimburse Smith Barney for its reasonable travel and out-of-pocket expenses, including, without limitation, fees and disbursements of its counsel, incurred in connection with the Offer and the Merger or otherwise arising out of Smith Barney's engagement, and has also agreed to indemnify Smith Barney and certain related parties against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws, arising out of Smith Barney's engagement. In the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Georgeson & Company Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     Harris Trust Company of New York, has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     THE PURCHASER AND THE PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                         STERIS ACQUISITION CORPORATION

August 18, 1997

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER

     The Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Parent. Except as otherwise noted, the business address of each such person is 5960 Heisley Road, Mentor, Ohio 44060, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of the Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of the Parent are indicated by an asterisk.

                                             PRINCIPAL OCCUPATION OR EMPLOYMENT,
            NAME                                  5-YEAR EMPLOYMENT HISTORY
----------------------------   ---------------------------------------------------------------

Bill R. Sanford*............   Mr. Sanford serves as Chairman of the Board of Directors,
                                 President, and Chief Executive Officer. He joined the Parent in
                                 April 1, 1987.

J. Lloyd Breedlove..........   Mr. Breedlove serves as a Senior Vice President of the Parent and Group President of the Parent's Customer Support Group. He
                                 joined the Parent as Executive Vice President in August 1991.

Michael A. Keresman, III....   Mr. Keresman serves as a Senior Vice President and Chief
                                 Financial Officer. He joined the Parent in January 1988 as
                                 Director of Finance and has held positions as Vice President of Finance, Vice President of Finance and Administration,
                                 Vice President of Finance and Operations, Secretary, and Vice
                                 President of Business Development.

David C. Dvorak.............   Mr. Dvorak serves as Vice President, General Counsel, and
                                 Secretary. He joined the Parent in June 1996. Prior to joining the Parent, Mr. Dvorak practiced law with Thompson Hine &
                                 Flory LLP from 1994 to 1996, and with Jones, Day, Reavis &
                                 Pogue from 1991 to 1994.

Paul A. Zamecnik............   Mr. Zamecnik serves as Vice President with responsibility for
                                 Regulatory Affairs and Quality Systems and as Group President
                                 of the Capital Systems Group. He joined the Parent in July
                                 1992 as Director of Marketing and was appointed Vice
                                 President with responsibility for Regulatory Affairs and
                                 Quality Systems in November 1993. He became Group President of the Capital Systems Group in March 1997.

Pamela S. Sedmak............   Ms. Sedmak serves as Vice President and as Group President of the Consumables Systems Group. She joined the Parent in October
                                 1996 as Vice President with responsibility for Strategic
                                 Planning. She became Group President of the Consumables
                                 Systems Group in March 1997. Prior to joining the Parent, Ms.
                                 Sedmak had been with General Electric Company for twelve
                                 years, most recently as a General Manager of Marketing with
                                 GE Medical Systems.

Jerry E. Robertson*.........   Dr. Robertson joined the Parent's Board of Directors in 1994.
                                 He retired from 3M Company in March 1994 where he most recently served (since 1986) as Executive Vice President, Life
                                 Sciences Sector and Corporate Services and as a member of the
                                 Board of Directors. Dr. Robertson is also currently a member of the Boards of Directors of Manor Care, Inc., Life
                                 Technologies, Inc., Haemonetics Corporation, Coherent, Inc.,
                                 Cardinal Health, Inc., Medwave, Inc., Allianz Life Insurance
                                 Company of North America, and Choice Hotels International.

                                             PRINCIPAL OCCUPATION OR EMPLOYMENT,
            NAME                                  5-YEAR EMPLOYMENT HISTORY
----------------------------   ---------------------------------------------------------------
Frank E. Samuel, Jr.*.......   Mr. Samuel joined the Parent's Board of Directors in 1992.
                                 Since February 1995, Mr. Samuel has been the President of
                                 Edison BioTechnology Center, a business formation
                                 organization for the State of Ohio in the biotechnology,
                                 biomedical devices, and medical software fields. From January
                                 1990 to February 1995, Mr. Samuel was an independent
                                 healthcare industry consultant. From February 1984 through
                                 December 1989, Mr. Samuel was President of the Health
                                 Industry Manufacturers Association, a national trade
                                 association representing medical technology manufacturers.
                                 Mr. Samuel is also currently a member of the Boards of
                                 Directors of Protocol Systems, Inc. and Life Technologies,
                                 Inc.

Loyal W. Wilson*............   Mr. Wilson joined the Parent's Board of Directors in 1987. He has been a Managing Director of Primus Venture Partners, Inc.
                                 since its inception in 1983.

Raymond A. Lancaster*.......   Mr. Lancaster joined the Parent's Board of Directors in 1988.
                                 Since February 1995, he has held the position of Managing
                                 Partner of Kirtland Capital Partners II L.P., a middle market leveraged buy out partnership. From 1990 to 1994, Mr.
                                 Lancaster was Managing Director of Key Equity Capital
                                 Corporation, a wholly-owned subsidiary of KeyCorp.

Thomas J. Magulski*.........   Mr. Magulski joined the Parent's Board of Directors in 1989. He has served as President, Chief Operating Officer, and a member of the Board of Directors of VERSA Technologies, Inc. since
                                 December 1993. Mr. Magulski was President of Dover Partners,
                                 a consulting firm, from March 1992 to December 1993.

J.B. Richey*................   Mr. Richey joined the Parent's Board of Directors in 1987.
                                 Since 1984, he has been Senior Vice President of Invacare
                                 Corporation, a provider of home healthcare medical equipment.
                                 Mr. Richey is also currently a member of the Boards of
                                 Directors of Invacare Corporation, Royal Appliance
                                 Manufacturing Company, and Unique Mobility, Inc.

The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

            NAME                                 POSITION WITH THE PURCHASER
----------------------------   ---------------------------------------------------------------
Bill R. Sanford.............   Chairman of the Board, President, Chief Executive Officer and
                               Director
Michael A. Keresman, III....   Vice President, Treasurer and Director
David C. Dvorak.............   Vice President, Secretary and Director

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

           By Mail:                 By Overnight Courier:                By Hand:
      Wall Street Station        77 Water Street, 4th Floor           Receive Window
         P.O. Box 1023               New York, NY 10005         77 Water Street, 5th Floor
    New York, NY 10268-1023                                         New York, NY 10005

                                 By Facsimile Transmission:
                                 (for Eligible Institutions
                                            Only)
                                   (212) 701-7636 or 7637
                                  For Information Telephone
                                       (call collect):
                                       (212) 701-7624

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           (Georgeson & Company Logo)

                               Wall Street Plaza
                            New York, New York 10005
                Call Collect (Banks and Brokers): (212) 440-9800

                                       or

                         CALL TOLL FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-7527